Celsion Corporation
                10220-I Old Columbia Road, Columbia MD 21046-1705
                         T 410.290-5390 F 410.290.5394




For Further Information Contact:

Tony Deasey            Ira Weingarten/Steve Chizzik   Frank Benadetto
Celsion Corporation    Equity Communications          Mirador Consulting
410.290.5390           888.530.7051                   877.647.2367 (Mirador)
tony@celsion.com       equity@Silcom.com              fb@miradorconsulting.com
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       CELSION SHAREHOLDERS APPROVE INCREASE IN COMMON SHARE AUTHORIZATION

Columbia, MD - November 11, 2002: CELSION CORPORATION (AMEX:CLN) today announced that at a Special Meeting held on Friday, November 8, 2002, its stockholders approved a charter amendment increasing the number of its authorized shares of common stock from 150 to 200 million.

About Celsion: Celsion Corporation, based in Columbia, Maryland, is a research and development company dedicated to commercializing medical treatment systems for cancer and other diseases using focused-heat technology delivered by patented microwave technology. Celsion has research, license or commercialization agreements with leading institutions such as Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical
Center, the Center for Breast Surgery at Columbia Hospital in Florida, Montefiore Medical Center, Memorial Sloan Kettering Cancer Center in New York, Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: http//www.celsion.com.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials; possible changes in cost and timing of development and testing, capital structure, and other financial items; changes in approaches to medical treatment; introduction of new products by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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